As filed with the Securities and Exchange Commission on April 22, 2022
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________________________________________________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________________________________________________________________________
Tri Pointe Homes, Inc.
(Exact name of registrant as specified in its charter)
_______________________________________________________________________________________

Delaware	61-1763235
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
940 Southwood Blvd, Suite 200
Incline Village, Nevada 89451
(Address of Principal Executive Offices, including Zip Code)
 _______________________________________________________________________________________
Tri Pointe Homes, Inc. 2022 Long-Term Incentive Plan
(Full title of the plan)
David C. Lee
Vice President, General Counsel and Secretary
Tri Pointe Homes, Inc.
19540 Jamboree Road, Suite 300
Irvine, California 92612
(Name and address of agent for service)
(949) 438-1400
(Telephone number, including area code, of agent for service)
 _______________________________________________________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
_______________________________________________________________________________________

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) registers 10,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of Tri Pointe Homes, Inc., a Delaware corporation (the “Registrant”), that may be issued under the Tri Pointe Homes, Inc. 2022 Long-Term Incentive Plan (the “2022 Plan”) in accordance with the terms thereof. The 2022 Plan is more fully described in Proposal No. 4 contained in the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 11, 2022. The Registrant’s stockholders approved the 2022 Plan on April 20, 2022.
The 10,000,000 shares of Common Stock covered by this Registration Statement include (i) 7,500,000 shares issuable pursuant to the 2022 Plan and (ii) 2,500,000 shares that are reserved but unissued under the TRI Pointe Group, Inc. Amended and Restated 2013 Long-Term Incentive Plan (the “2013 Plan”) that, in accordance with the terms of the 2022 Plan, may be added to the reserve of shares issuable pursuant to the 2022 Plan in connection with the expiration, termination, surrender or forfeiture of outstanding awards under the 2013 Plan. No new awards have been granted under the 2013 Plan from and after February 23, 2022. The shares of Common Stock covered by this Registration Statement do not include shares of Common Stock that were reserved but unissued under the 2013 Plan, but were not subject to outstanding awards thereunder as of February 23, 2022.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.***

Item 2. Registration Information and Employee Plan Annual Information.***

*** Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8. The document containing the information specified in Part I will be delivered to the participants in the 2022 Plan as required by Rule 428(b)(1). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents that the Registrant has previously filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein (other than portions of such documents that are furnished under applicable Commission rules, rather than filed, and exhibits furnished in connection with such items):

•
The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021 (including the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on March 11, 2022, incorporated by reference therein), filed with the Commission on February 18, 2022;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed with the Commission on April 21, 2022;
•	The Registrant’s Current Report on Form 8-K filed with the Commission on April 21, 2022 (other than Item 2.02); and
•	The description of the Registrant’s common stock contained in our registration statement on Form 8-A, filed with the Commission on January 28, 2013.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such reports and other documents until the information contained therein is superseded or updated by any subsequently filed document that is incorporated by reference into this Registration Statement or by any document that constitutes a part of the prospectus relating to the 2022 Plan, each meeting the requirements of Section 10(a) of the Securities Act. However, the Registrant is not incorporating by reference (i) any information furnished under applicable Commission rules, rather than filed, and exhibits furnished in connection with such items, including information furnished under Items 2.02 or 7.01 of Form 8-K or (ii) any Form SD, unless, in either case, otherwise specified in such current report or in such form.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein or therein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, or any document that constitutes a part of the prospectus relating to the 2022 Plan, modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Delaware General Corporation Law. Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative

(other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the DGCL is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. The Registrant’s charter provides for such limitation of liability.

Charter. Article X of the Registrant’s charter provides that it shall, to the fullest extent authorized by the DGCL, indemnify any person made, or threatened to be made, a party to, or is otherwise involved in, any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Registrant. The Registrant may, by action of its board of directors, provide indemnification to employees and agents of the Registrant to such extent and to such effect as its board of directors shall determine to be appropriate and authorized by the DGCL.

Bylaws. Article VII of the Registrant’s bylaws provides that the Registrant shall, to the fullest extent permitted by law, indemnify any person made or threatened to be made a party or is otherwise involved in any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise. The Registrant is not required to indemnify any person in connection with an action, suit or proceeding initiated by such person, including a counterclaim or cross-claim, unless such action, suit or proceeding was authorized by the Registrant’s board of directors. The Registrant may, by action of its board of directors, provide indemnification to employees and agents of the Registrant to such extent and to such effect as the Registrant’s board of directors determines to be appropriate and authorized by Delaware law.

Indemnification Agreements. In addition to the provisions of the Registrant’s charter and bylaws described above, the Registrant has entered into an indemnification agreement with each of its officers and directors. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insurance. The Registrant maintains standard policies of insurance that provide coverage (i) to its directors and officers against specified liabilities which may be incurred in those capacities and (ii) to the Registrant with respect to indemnification payments that it may make to such directors and officers, in each case subject to exclusions and deductions as are usual in these kinds of insurance policies.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description

4.1	Amended and Restated Certificate of Incorporation of Tri Pointe Homes, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (filed July 7, 2015))

4.2
Certificate of Amendment to Amended and Restated Certificate of Incorporation of Tri Pointe Homes, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (filed January 21, 2021))

4.3	Amended and Restated Bylaws of Tri Pointe Homes, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (filed October 27, 2016))

4.4	Specimen Common Stock Certificate of Tri Pointe Homes, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K (filed February 19, 2021))

5.1	Opinion of Counsel

10.1	Tri Pointe Homes, Inc. 2022 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (filed April 21, 2022))

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Powers of Attorney (included as part of the signature pages hereto)

107	Filing Fee Table

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(a)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Incline Village, State of Nevada, on April 22, 2022.

TRI POINTE HOMES, INC.

By:	/s/ Douglas F. Bauer
Douglas F. Bauer
Chief Executive Officer
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Douglas F. Bauer, Glenn J. Keeler and Thomas J. Mitchell, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas F. Bauer	Chief Executive Officer and Director	April 22, 2022
Douglas F. Bauer	(Principal Executive Officer)

/s/ Glenn J. Keeler	Chief Financial Officer and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	April 22, 2022
Glenn J. Keeler

/s/ Steven J. Gilbert	Director and Chairman of the Board	April 22, 2022
Steven J. Gilbert

/s/ Lawrence B. Burrows	Director	April 22, 2022
Lawrence B. Burrows

/s/ R. Kent Grahl	Director	April 22, 2022
R. Kent Grahl

/s/ Constance B. Moore	Director	April 22, 2022
Constance B. Moore

/s/ Vicki D. McWilliams	Director	April 22, 2022
Vicki D. McWilliams